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                                                                    EXHIBIT 11.1

                                  ArQule, Inc.
            Statement Re Computation of Unaudited Net Loss Per Share
                      (In Thousands, Except Per Share Data)

                                                         Three Months Ended September 30,    Nine Months Ended September 30,
                                                                   (Unaudited)                        (Unaudited)
                                                              1999             1998              1999             1998
                                                              ----             ----              ----             ----

Net loss                                                    $ (3,657)        $  (3.283)        $(11,217)        $ (3,850)
                                                            ========         =========         ========         ========

Weighted average shares outstanding:
              Common Stock                                    12,715            12,112           12,522           11,999
Weighted average common shares outstanding                    12,715            12,112           12,522           11,999
                                                            ========         =========         ========         ========

              Net loss per share - basic and diluted        $  (0.29)        $   (0.27)        $  (0.90)        $  (0.32)
                                                            ========         =========         ========         ========